Exhibit 99.1

Bausch + Lomb Announces Closing of Upsized €675 Million Senior Secured Notes Offering and Partial Credit Agreement Refinancing, Including Upsized $2.325 Billion Term Loan Facility

VAUGHAN, Ontario, June 26, 2025 – Bausch + Lomb Corporation (NYSE/TSX: BLCO) (“Bausch + Lomb” or the “company”), a leading global eye health company dedicated to helping people see better to live better, today announced that its subsidiaries, Bausch+Lomb Netherlands B.V. and Bausch & Lomb Incorporated (collectively, the “Issuers”), have closed the upsized offering of €675 million aggregate principal amount of senior secured floating rate notes due 2031 (the “Notes”). In addition, the company announced that it has completed a partial refinancing of its credit agreement, and in connection with such refinancing, it has entered into a third amendment (the “Third Amendment”) to its existing credit agreement providing for a $2.325 billion term B loan facility maturing in 2031 (the “New Term B Loans”) and an $800 million revolving credit facility maturing in 2030 (subject to customary “springing” maturity provisions) (the “New Revolving Credit Facility”).

The Notes bear interest at the rate of three-month EURIBOR (with a 0% floor) plus 3.875% per year, reset quarterly, and will mature on January 15, 2031. The Notes were sold to investors at a price of 99.500% of the principal amount thereof.

The Notes are guaranteed by the company and each of the company’s subsidiaries (other than the Issuers) that are guarantors under the company’s credit agreement and are secured on a first priority basis by liens on the same assets that secure the obligations under the company’s credit agreement and the company’s outstanding senior secured notes.

The amortization rate for the New Term B Loans is 1.00% per annum and the first installment shall be payable on September 30, 2025. Pursuant to the Third Amendment, the initial rate of interest applicable to the New Term B Loans is (i) 4.25% for the New Term B Loans that are SOFR Loans and (ii) 3.25% for New Term B Loans that are ABR Loans. The rate of interest applicable to the New Revolving Credit Facility remains the same as that applicable to the existing revolving credit facility. The Third Amendment includes certain other modifications to the credit agreement, including increased financial covenant levels and other changes providing for additional transaction flexibility.

The company used the net proceeds from the Notes offering and the New Term B Loans to repay in full the outstanding borrowings under its existing revolving credit facility, to refinance in full the outstanding term A loans due 2027 and term B loans due 2027 and to pay related fees and expenses.

The Notes are not registered under the Securities Act of 1933, as amended (“Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes were offered in the United States only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes were not and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the Notes in Canada must be made on a basis which is exempt from the prospectus requirements of such securities laws.

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About Bausch + Lomb

Bausch + Lomb is dedicated to protecting and enhancing the gift of sight for millions of people around the world – from birth through every phase of life. Its comprehensive portfolio of approximately 400 products includes contact lenses, lens care products, eye care products, ophthalmic pharmaceuticals, over-the-counter products and ophthalmic surgical devices and instruments. Founded in 1853, Bausch + Lomb has a significant global research and development, manufacturing and commercial footprint with approximately 13,500 employees and a presence in approximately 100 countries. Bausch + Lomb is headquartered in Vaughan, Ontario, with corporate offices in Bridgewater, New Jersey.

Forward-looking Statements

This news release may contain forward-looking information and statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements may generally be identified by the use of the words “anticipates,” “seeks,” “expects,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “potential,” “pending” or “proposed” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Bausch + Lomb’s filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators (including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2024 and its most recent quarterly filings). In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including the assumption that the risks and uncertainties discussed in such filings will not cause actual results or events to differ materially from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch + Lomb undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

© 2025 Bausch + Lomb.

Media Contacts:

T.J. Crawford

tj.crawford@bausch.com

(908) 705-2851

Investor Contacts:

George Gadkowski

george.gadkowski@bausch.com

(877) 354-3705 (toll free)

(908) 927-0735